Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS
THIRD QUARTER 2003 FINANCIAL RESULTS

Conference Call Scheduled for Thursday, November 6, 2003 at 9:00 a.m. E.T.

Quarterly Highlights:
• Total quarter revenues grew three-fold to $15.0 million
• Net loss for third quarter fell to $.06 per share
• Total patients on Remodulin® grew to approximately 675 worldwide
• Reimbursable patients grew to approximately 555
• Remodulin annual revenue run rate increased to approximately $54 million
• Cash, cash equivalents and marketable investments increased to $135.2 million
• United Therapeutics provides guidance for 2004

Silver Spring, MD, November 6, 2003: United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the quarter ended September 30, 2003.

Third Quarter Results:

“We are pleased to report that United Therapeutics’ total revenues for its third quarter in 2003 totaled $15.0 million, representing an approximate three-fold increase over the same quarter in 2002 and an approximate 8% sequential increase over second quarter 2003 revenues,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.

“As of September 30, 2003, we are pleased to report that the number of patients receiving Remodulin therapy grew to approximately 675 worldwide,” said Fred Hadeed, United Therapeutics’ Chief Financial Officer. “Of those patients, approximately 555 were reimbursable patients, a net increase of approximately 50 reimbursable patients in the three months ended September 30, 2003. For the nine months ended September 30, 2003, the net increase in reimbursable patients was approximately 175, which approximated our growth goal of an average of 20 per month. Based on this level of reimbursable patients, the current revenue run rate for Remodulin is estimated at approximately $54 million per year, up from the previous estimate of $46 million.”

Revenues grew to $15.0 million for the third quarter of 2003, compared to $5.1 million in the third quarter of 2002. This increase in revenues was due primarily to greater sales of Remodulin.

Gross margins from sales were $13.3 million or 88% in the third quarter of 2003, compared to $3.9 million or 75% in the third quarter of 2002. The increase in gross margins is due primarily to increased sales of Remodulin.

The net loss fell to $1.3 million or $0.06 per share in the third quarter of 2003, as compared to $12.2 million or $0.58 per share in the third quarter of 2002.

Research and development expenses were $9.4 million in the third quarter of 2003, as compared to $6.6 million in the third quarter of 2002. The increase was due primarily to expenses related to development of Remodulin and OvaRex®. Selling, general and administrative expenses were $5.6 million for the third quarter of 2003, as compared to $3.8 million for the third quarter of 2002. The increase was due primarily to increased salary, travel and related expenses due to expanded selling and marketing efforts and increased professional fees.

Interest income of $637,000 in the third quarter of 2003 was comparable to interest income of $537,000 in the third quarter of 2002. Cash, cash equivalents and marketable investments totaled $135.2 million at September 30, 2003, as compared to $132.7 million at December 31, 2002. The increase in cash was due primarily to cash provided by operations and exercises of stock options, less amounts paid for property, plant and equipment during the nine months ended September 30, 2003.

Outlook:

The following information is based on current information as of November 6, 2003. United Therapeutics does not expect to update full year guidance until next quarter’s earnings release; however, United Therapeutics may update the full business outlook or any portion thereof at any time for any reason.

United Therapeutics estimates that total revenue for 2004 will range between $70.0 million and $80.0 million. United Therapeutics also expects to break even early in 2004 and to be profitable for the full year 2004.

Conference Call:

United Therapeutics will host a half-hour teleconference on Thursday, November 6, 2003 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-915-4836, with international dialers calling 973-317-5319. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-428-6051, with international callers dialing 973-709-2089, and using access code 311410.

About United Therapeutics:

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.

In addition to historical information, this press release contains forward-looking statements that are based on United Therapeutics’ beliefs and expectations as to future outcomes. These expectations are subject to risks and uncertainties such as maintaining regulatory approval for United Therapeutics’ products, product performance in clinical studies, market acceptance of its products, the impact of new and existing competitive products, competition from more established drug companies, reimbursement policies imposed by third party payers, reliance on third parties to develop, market, distribute and sell its products, limited manufacturing history, the impact of any product liability litigation, and other risks and uncertainties described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission, which may cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission. United Therapeutics undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or any other reason.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,

	2003	2002	2003	2002

Revenues:
Net product sales	$14,163	$4,358	$36,994	$15,599
Service sales	872	770	2,757	2,499

Total revenues	15,035	5,128	39,751	18,098

Operating expenses:
Research and development	9,401	6,640	25,644	18,423
Selling, general and administrative	5,624	3,750	16,607	10,607
Cost of product sales	1,233	833	4,127	2,724
Cost of service sales	520	442	1,376	1,234

Total operating expenses	16,778	11,665	47,754	32,988

Loss from operations	(1,743)	(6,537)	(8,003)	(14,890)

Other income (expense):
Interest income	637	537	1,844	4,396
Interest expense	(31)	(25)	(94)	(90)
Equity loss in affiliate	(221)	(7)	(628)	(151)
Other, net	17	65	132	10
Write-down of investment in affiliate	—	(2,893)	—	(2,893)
Loss on marketable investments	—	(3,328)	—	(7,428)

Total other income (expense)	402	(5,651)	1,254	(6,156)

Loss before income tax	(1,341)	(12,188)	(6,749)	(21,046)

Income tax	—	—	—	—

Net loss	$(1,341)	$(12,188)	$(6,749)	$(21,046)

Net loss per common share – basic and diluted	$(0.06)	$(0.58)	$(0.32)	$(1.02)

Weighted average number of common shares outstanding – basic and diluted	21,231,165	20,899,094	21,079,912	20,550,978

CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	September 30, 2003	December 31, 2002

Cash, cash equivalents and marketable investments	$135,198	$132,655
Total assets	$188,086	$184,566
Total stockholders’ equity	$169,550	$171,658